2021 SETTLEMENT AGREEMENT

2021 SETTLEMENT AGREEMENT (this "2021 Settlement Agreement"), dated as of January 1, 2021, by and between SAMUEL B. FORTENBAUGH III, an individual residing at One Ridgeview Avenue, Greenwich, CT 06830 (the "Service Provider"), and iCORECONNECT INC., a Nevada corporation and having its principal place of business at 13506 Summerport Parkway #160, Windermere, FL 34786 (the "Company,")

WHEREAS, the Service Provider and the Company entered into (i) a Settlement Agreement dated April 1, 2018 (the "2018 Settlement Agreement") and (ii) a Retainer Agreement dated April 1, 2018 (the "2018 Retainer Agreement").

WHEREAS, the Service Provider and the Company desire to settle and compromise all claims and/or causes of action which the Service Provider has had, now has or which the Service Provider could have asserted for services (other than General Retainer Services as defined in the 2018 Retainer Agreement) rendered by the Service Provider to or on behalf of the Company during the period beginning April 1, 2018 and ending December 31, 2020 (the "Non-Retainer Services") for which he has not been compensated, all upon the terms and conditions set forth in this Settlement Agreement.

NOW THEREFORE, in consideration of the mutual premises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Service Provider and the Company agree as follows:

1. The 2018 Agreements. The 2018 Settlement Agreement and the 2018 Retainer Agreement shall each remain in full force and effect and shall continue to be binding upon both the Service Provider and the Company without any amendment or modification thereto because of the Service Provider and the Company entering into this 2021 Settlement Agreement.

2. Compensation for The Non-Retainer Services. The Company will pay to the Service Provider as compensation for the Non-Retainer Services a fee (the "Non-Retainer Fee") of $115,000, payable on the following dates:

Date.	Amount of Fee
February 1, 2021	$65,000
March 1, 2021	$50,000
	Total $115,000

3. Board of Directors Resignation. Upon payment by the Company of the entire Non-Retainer Fee to the Service Provider, the Service provider will resign from the Board of Directors of the Company.

4. Counterparts. This 2021 Settlement Agreement may be executed in separate counterparts, each of which is deemed an original and all of which taken together constitute one and the same agreement.

5. Governing Law. This 2021 Settlement Agreement shall be governed by and construed and enforced according to the domestic laws of the State of Florida without giving effect to principles of the conflict oflaws.

6. Release of the Company and its Affiliates. Except as set forth in this Settlement Agreement, the Service Provider, hereby knowingly and voluntarily releases and forever discharges the Company and each of its affiliates and each of their respective stockholders, directors, officers, agents, employees and representatives (each a "Company Released Party") of and from any and all actions or causes of action, suits, claims, demands, liabilities, losses, obligations, debts, costs, damages, expenses, dues, charges, complaints, contracts (whether oral or written, express or implied, from any source) and promises whatsoever, whether known or unknown, absolute or contingent, at law or in equity, which the Service Provider may now or hereinafter have with respect to, any additional compensation for the Non-Retainer Services

7. Release of the Service Provider. The Company on behalf of each Company Released Party releases, and guarantees the release of, the Service Provider from any and all actions or causes of action, suits, claims, demands, liabilities, losses, obligations, debts, costs, damages, expenses, dues, charges, complaints, contracts (whether oral or written, express or implies, from any source) and promises whatsoever, whether known or unknown, absolute or contingent, at law or in equity, which such Company Released Party may now or hereinafter have with respect to, any Non-Retainer Services that such Company Released Party may now or hereafter have with respect to any Non-Retainer services rendered by the Service Provider.

8. Taxes. The Company shall not be responsible for the withholding or payment of any federal, state, or other income taxes with respect to the payment by the Company to the Service Provider of the Non-Retainer Fee.

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement as of the date and year first above written.

iCORECONNECT INC.

Robert McDermott

By: Robert McDermott
President and Chief Executive Officer

[signature]

Samuel B. Fortenbaugh III